Exhibit 10.2

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of December 8, 2002 by and between PORTFOLIO RECOVERY ASSOCIATES, INC., a Delaware corporation (the “Company”), and Kevin P. Stevenson (“Employee”).

W I T N E S S E T H :

     WHEREAS, the Company desires that Employee serve as the Senior Vice President and Chief Financial Officer of the Company;

     WHEREAS, the Employee desires to enter into such an employment relationship upon the terms set forth in this Agreement;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

     1.   Employment.

          a)   The Company hereby employs (the “Employment”) Employee as the Senior Vice President and Chief Financial Officer of the Company. Employee shall perform such duties and exercise such powers as directed by the president and Chief Executive Officer of the Company, subject to the general supervision, control and guidance of the Board of Directors of the Company (the “Board”). Employee hereby accepts the Employment and agrees to (i) render such executive services, (ii) perform such executive duties and (iii) exercise such executive supervision and powers to, for and with respect to the Company, as may be established, for the period and upon the terms set forth in this Agreement.

          b)   Employee shall devote substantially all of his business time and attention to the business and affairs of the Company consistent with his executive positions with the Company, except as permitted by the Nomination and Corporate Governance Committee, for vacations permitted pursuant to Section 4(d) and for Disability (as defined in Section 8(b)). This Agreement shall not be construed as preventing Employee from serving on the Boards of Directors of other companies, engaging in charitable and community affairs, or giving attention to his passive investments, provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement or violate any other provision of this Agreement.

     2.   Place of Performance. The principal place of employment of Employee shall be at the Company’s principal executive offices in Norfolk, Virginia or, if such offices are relocated, within a 50 mile radius of Norfolk, Virginia (the “Metropolitan Area”). Notwithstanding the foregoing, Employee may be required to travel beyond the Metropolitan Area as reasonably required to perform his duties hereunder.

     3.   Term. Except as otherwise specifically provided in Section 8 below, this Agreement will be effective upon the closing of the Company’s initial public offering (the “Offering”) and the term of this Agreement (as may be extended, the “Term”) shall commence on the date thereof (the “Commencement Date”), and shall continue until December 31, 2005, subject to the terms and conditions of this Agreement. In the event that the Offering has not occurred as of December 31, 2002 this Agreement shall have no further effect. The Term may be terminated at an earlier date in accordance with Section 8 hereof.

     4.   Compensation.

          a)   Base Salary. Employee shall be paid a base salary (the “Base Salary”) at an annual rate of $120,000, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. On each January 1 following the Commencement Date, commencing January 1, 2003, Base Salary shall be increased annually by no less than 4% over the immediately preceding year’s Base Salary.

          b)   Bonus Compensation. Employee shall receive bonus compensation (“Bonus Compensation”) in accordance with paragraph (i) of this Section 4(b); provided, however, that if at any time the Management Bonus (as hereinafter defined) is not in effect, Employee shall receive bonus compensation in accordance with paragraph (ii) of this Section 4(b). Employee shall not be entitled to participate in any incentive bonus program for non-management level employees during the time the Management Bonus is in effect.

               (i)   Management Bonus. The performance of the business shall be reviewed at the end of each operating year and compared to such goals as are set forth in the business plan for that year as approved by the Board (the “Business Plan”). If the results of operations for the year achieve the net profitability goals for the year specified in the approved Business Plan, a bonus equal to no less than 33% of the Employee’s Base Salary shall be paid to him (the “Management Bonus”). If the results of operations for the year exceed the net profitability goals of the approved Business Plan, the amount of the Employee’s Management Bonus may be increased in recognition of the degree to which performance exceeded such goals, and the Employee’s contribution to such superior performance results as determined in the sole discretion of the Compensation Committee of the Board (the “Committee”). If the results of operations for the year fail to achieve such net profitability goals, the amount, if any of the Employee’s Management Bonus shall be within the absolute discretion of the Committee, provided that the Committee shall give reasonable consideration to any intervening or extraordinary events or circumstances that might have given rise to such shortfall.

               (ii)   Bonus. In the event that the Management Bonus is not in effect, in addition to the Base Salary, Employee shall be entitled to such bonus compensation as may be determined from time to time by the Committee, in its sole discretion. The Committee shall base its decision on a review of the performance of the Company and the Employee’s performance at the end of each year.

          c)   Stock Options. The Committee has granted to Employee stock options to purchase 105,000 shares of common stock of the Company, pursuant to a stock option agreement in substantially the form annexed hereto as Exhibit A (the “Option Agreement”). The stock options granted pursuant to the Option Agreement shall vest in full on a change in control. The Company shall use reasonable efforts to cause a Registration Statement on Form S-8 to be filed and to be declared effective, registering the shares to be granted hereby.

          d)   Employee Benefits. In addition to the Base Salary and the Bonus Compensation, and subject to the limitations imposed herein, Employee shall be entitled to (i) receive any fringe benefits provided by the Company to its executive officers, including, but not limited to, life, hospitalization, surgical, major medical and disability insurance and sick leave, (ii) such employee benefit programs as may be offered by the Company to other employees and (iii) be a full participant in all of the Company’s other benefit plans, pension plans, retirement plans and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company.

          e)   Vacation. During the Term, Employee shall be entitled to such vacation with pay during each calendar year of his Employment hereunder consistent with his position as an executive officer of the Company, but in no event less than four weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term). Such vacation may be taken, in Employee’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his Employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

     5.   Indemnification. Employee shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware, and such benefit shall not be less than any other officer or director entitled to indemnification by the Company. Without limiting the foregoing, Employee shall also be entitled to the benefit of the following provisions:

          a)   D&O Insurance. Employee shall be covered under any directors’ and officers’ liability insurance policy then in effect for the Company or any of its affiliates as to which Employee is serving as a director or officer. The failure to have an insurance policy in effect at all times shall not allow Employee to assert a Constructive Termination of this Agreement, other than to the extent such failure constitutes a breach of the immediately preceding sentence.

          b)   Scope of Indemnification. In addition to the insurance coverage provided for in Section 5(a), the Company and any of the Company’s affiliates as to which Employee has at any time served as a director, officer, employee, agent or fiduciary (collectively, the “Indemnitors”) shall jointly and severally hold harmless and indemnify Employee (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding (each, a “Claim”) in which he may be involved by reason of his having been a director, officer, employee, agent or fiduciary of any Indemnitor (whether or not he continues to be a director, officer, employee, agent or fiduciary thereof at the time of incurring such expenses or liabilities), or by reason of any action or inaction on Employee’s part while serving in any such capacity, such expenses and liabilities to include, but not be limited to, losses, damages, judgments, investigation costs, court costs and attorneys’ fees and the cost of reasonable settlements.

          c)   Selection of Counsel. In the event the Indemnitors shall be obligated hereunder to pay any Expenses with respect to a Claim, the Indemnitors shall be entitled to assume the defense of such Claim upon the delivery to Employee of written notice of its election to do so. After delivery of such notice and the retention of such counsel by the Indemnitors, the Indemnitors will not be liable to Employee under this Agreement for any fees of counsel subsequently incurred by Employee with respect to the same Claim; provided that, (i) Employee shall have the right to employ counsel in any such Claim at his expense; and (ii) if (A) the employment of counsel by Employee has been previously authorized by the Indemnitors, (B) counsel for Employee shall have provided the Indemnitors with written advice that there is a conflict of interest between the Indemnitors and Employee in the conduct of any such defense, or (C) the Indemnitors shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Employee’s counsel shall be at the expense of the Indemnitors.

          d)   Nonexclusivity. The indemnification rights set for in this Section 5 shall be in addition to any rights to which Employee may be entitled under any of the Indemnitors’ charter documents, bylaws or agreements, any vote of stockholders or disinterested directors, the laws of the various Indemnitors’ jurisdictions of formation or incorporation. The indemnification rights set forth in this Section 5 shall continue as to Employee for any action Employee took or did not take while serving in an indemnified capacity even though Employee may have ceased to serve in such capacity.

          e)   Survival. The indemnification and contribution provided for in this Section 5 will remain in full force and effect after any termination of Employee’s employment and without regard to any investigation made by or on behalf of Employee or any agent or representative of Employee.

     6.   Expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts in accordance with the Company’s expense reimbursement policies for executive officers, for all out-of-pocket business travel and entertainment expenses incurred or expended by Employee in connection with the performance of his duties under this Agreement.

     7.   Termination Procedure.

          a)   Notice of Termination. Any termination of Employee’s Employment by the Company or by Employee during the Term (other than termination pursuant to Section 8(a) of this Agreement) shall be communicated by written notice

(“Notice of Termination”) to the other party hereto in accordance with Section 13 herein. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s Employment under the provision so indicated.

          b)   Date of Termination. “Date of Termination” shall mean (a) if Employee’s Employment is terminated by his death, the date of death, (b) if Employee’s Employment is terminated pursuant to Section 8(b) herein, 30 days after Notice of Termination (provided that Employee shall not have returned to the substantial performance of his duties on a full-time basis during such 30 day period), (c) if Employee’s Employment terminates upon the expiration of the Term and Employee’s Employment is not renewed pursuant to Section 3 of this Agreement, the date of expiration of the Term, and (d) if Employee’s Employment is terminated for any other reason, the date on which Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.

     8.   Termination of Employment.

          a)   Death. In the event of the death of Employee during the Term, Employee’s Employment hereunder shall be terminated as of the date of his death and Employee’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the “Estate”), shall be paid Employee’s unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation for any fiscal year which has ended as of the date of such termination or which was at least fifty percent (50%) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be determined based upon the assumption that Employee would have earned the target Bonus Compensation in accordance with Section 4(b) and pro-rated, and all such Bonus Compensation, if any, payable as a result of this Section 8(a) shall be payable at the same time as bonuses would be payable to other executive officers (regardless of whether such other officers earned any such bonus). The Estate shall be entitled to all other death benefits in accordance with the terms of the Company’s benefit programs and plans.

          b)   Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing shall be referred to herein as a “Disability”) for a period of either (i) 180 consecutive days or (ii) 270 days in any consecutive 365-day period, the Company shall have the right to terminate this Agreement by giving Employee 30 days’ prior written notice. Any determination of Disability shall be made by the Board in its reasonable good faith discretion. If Employee’s Employment hereunder is so terminated, Employee shall be paid, offset by payments under any disability insurance policy in effect, Employee’s unpaid Base Salary through the month in which the termination occurs, plus Bonus Compensation on the same basis as is set forth in Section 8(a) above. The Employee shall be entitled to receive all benefits in accordance with the terms of this Agreement and of the Company’s benefit programs and plans.

          c)   Termination of Employment by the Company for Cause.

               (i)   Nothing herein shall prevent the Company from terminating Employee’s Employment for Cause (as hereinafter defined). From and after the Date of Termination, Employee shall no longer be entitled to receive Base Salary and Bonus Compensation and the Company shall no longer be required to pay premiums on any life insurance or disability policy for Employee. Any rights and benefits which Employee may have in respect of any other compensation or any employee benefit plans or programs of the Company, whether pursuant to Section 4(c) or otherwise, shall be determined in accordance with the terms of such other compensation arrangements or plans or programs. The term “Cause,” as used herein, shall mean: (A) Employee’s conviction, or plea of guilty or nolo contendere to, a felony; (B) Employee’s engaging in willful misconduct that is economically injurious to the Company (including, but not limited to, a willful violation of Sections 10 or 11 of this Agreement or the embezzlement of funds or misappropriation of other property of the Company or any subsidiary); or (C) Employee shall breach this Agreement in a material manner or engage in fraudulent conduct as regards the Company which results either in personal enrichment to Employee or material injury to the Company. Notwithstanding the foregoing, under no circumstances shall Employee’s refusal or unwillingness to make any of the certifications required of him as Chief Executive Officer of the Company pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002, or any rules or regulations promulgated thereunder, or any similar requirements of any federal, state, local or foreign governmental authority or agency, or of any national securities exchange or quotation system on which any class or series of the Company’s capital stock is then traded or listed for quotation, constitute or give rise to a basis for termination for “Cause.”

               (ii)   The Company shall provide Employee with Notice of Termination stating that it intends to terminate Employee’s Employment for Cause under this Section 8(c) and specifying the particular act or acts on the basis of which the Board intends to terminate Employee’s Employment. Employee shall then be given the opportunity, within 15 days of his receipt of such notice, to have a meeting with the Board to discuss such act or acts (other than with respect to an action described in Sections 8(c)(i)(A) or (B) above as to which the Board may immediately terminate Employee’s Employment for Cause). Other than with respect to an action described in Sections 8(c)(i)(A) or (B) above, Employee shall be given seven days after his meeting with the Board to take reasonable steps to cease or correct the performance (or nonperformance) giving rise to such Notice of Termination. In the event the Board determines that Employee has failed within such seven-day period to take reasonable steps to cease or correct such performance (or nonperformance), Employee shall be given the opportunity, within 10 days of his receipt of written notice to such effect, to have a meeting with the Board to discuss such determination. Following that meeting, if the Board believes that Employee has failed to take reasonable steps to cease or correct his performance (or nonperformance) as above described, the Board may thereupon terminate the Employment of Employee for Cause.

          d)   Termination Other than for Cause, Death or Disability.

               (i)   Termination. This Agreement may be terminated by the Company (in addition to termination pursuant to Sections 8(a), (b) or (c) above) or Employee at any time and for any reason or upon the expiration of the Term.

               (ii)   Severance and Non-Competition Payments. If the Employee’s employment is terminated under this Section 8(d) (including a Constructive Termination (as hereinafter defined), other than as a termination by Employee as a result of death or Disability of Employee or for Cause (and other than during the six months following a “change in control” (as hereinafter defined) of the Company), the following shall apply:

                    A)   the Company shall pay to Employee (w) his Base Salary and accrued vacation pay through the Date of Termination, plus a pro rata portion of the target Bonus Compensation for the year in which the Termination occurs (whether or not such target is actually met) determined based upon the days elapsed in the year divided by 365, as soon as practicable following the Date of Termination, (x) the greater of a lump-sum payment equal to two times Employee’s then current Base Salary or the minimum Base Salary due under the remaining Term and (y) a lump-sum payment equal to the greater of two times the amount of the Bonus Compensation, if any, paid to Employee in the year immediately prior to the year in which the Date of Termination occurs or the target Bonus Compensation due under the remaining Term (whether or not such target is actually met). Such payment under clauses (x) and (y) hereof shall be made as soon as administratively feasible following the Date of Termination and the execution of a valid Release (as hereinafter defined), but in no event more than 45 days following the execution of such Release;

                    B)   the Company shall provide a reasonable allowance for outplacement services, not to exceed $5,000;

                    C)   the Company shall continue to provide Employee with the same level of medical benefits upon substantially the same terms and conditions (including contributions required by Employee for such benefits) as existed immediately prior to Employee’s termination for the longer of the maximum period of time provided under federal law or the remainder of the Term; provided that the Company shall bear the costs of such benefits for the longer of 12 months or the remainder of the Term and, provided further, if Employee cannot continue to participate in the Company’s plans providing such benefits, the Company shall reimburse Employee the cost of obtaining such benefits as if continued participation had been permitted. Notwithstanding the foregoing, in the event Employee obtains employment with another employer and becomes eligible to receive comparable benefits from such employer, the benefits described in this clause (C) shall cease; and

                    D)   Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

               (iii)   Change in Control. For purposes of this Agreement, a “change in control” of the Company shall be deemed to have occurred if any of the following events occur:

                    (A)   an acquisition after the date of this Agreement by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this definition, the following transactions shall not constitute a change in control: (a) any acquisition by the Company or by an employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate, (b) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, (c) any acquisition by, or consummation of a Corporate Transaction with, an affiliate of the Company, or (d) a Non-Control Transaction;

                    (B)   A change in the composition of the board of directors of the Company such that the individuals who, as of the date hereof, constitute the board of directors of the Company (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, for purposes of this clause (B), any individual who becomes a member of the board of directors of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the board of directors of the Company and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board of directors of the Company shall not be so considered as a member of the Incumbent Board; or

                    (C)   Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), in each case, unless the Corporate Transaction is a Non-Control Transaction; or

For purposes of the foregoing, “Non-Control Transaction” means a Corporate Transaction as a result of which the Outstanding Company Voting Securities immediately prior to such Corporate Transaction would entitle the holders thereof immediately prior to such Corporate Transaction to exercise, directly or indirectly, more than fifty percent (50%) of the combined voting power of all of the shares of capital stock entitled to vote generally in election of directors of the corporation resulting from such Corporate Transaction immediately after such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

               (iv)   Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be deemed to have occurred upon (i) the removal of Employee from, or a failure of Employee to continue as, Senior Vice President and Chief Financial Officer of the Company, (ii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions, (iii) the relocation of the Company’s principal executive offices to a location more than 50 miles from Norfolk, Virginia, or (iv) the material breach by the Company of this Agreement and, in the case of clauses (i)-(iv) above, Employee does not agree to such change (which decision is personal in nature and not subject to any fiduciary responsibilities Employee may have as an officer or director of the Company) and elects to terminate his Employment.

               (v)   Severance and Non-Competition Payments Following a Change in Control. In the event of a termination of employment by Employee for any reason, other than as a result of death or Disability of Employee or for Cause, within six months following a “change in control” of the Company, the Company shall pay Employee (w) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, plus a pro rata portion of the target Bonus Compensation for the year in which the Termination occurs (whether or not such target is actually met) determined based upon the days elapsed in the year divided by 365, (x) the greater of a lump-sum payment equal to two times Employee’s then current Base Salary or the minimum Base Salary due under the remaining Term, (y) the greater of a lump-sum payment equal to two times (A) the amount of the Bonus Compensation, if any, paid to Employee in the year immediately prior to the year of termination or (B) the target Bonus Compensation due for the year of termination (whether or not such target is actually met) and (z) the benefits set forth in Sections 8(d)(ii)(B), (C) and (D). Such payment under clauses (x) and (y) hereof shall be made as soon as administratively feasible following the Date of Termination and the execution of a valid Release, but in no event more than 45 days following the execution of such Release.

               (vi)   Severance and Non-Competition Payments Following Non-Renewal of this Agreement. If this Agreement is not renewed beyond the Term by the parties hereto, the Company shall pay Employee a severance and non-competition payment equal to: (w) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, plus a pro rata portion of the target Bonus Compensation for the year in which the Termination occurs (whether or not such target is actually met) determined based upon the days elapsed in the year divided by 365, (x) a lump-sum payment equal to one times Employee’s then current Base Salary and (y) the benefits set forth in Sections 8(d)(ii)(B), (C) and (D). Such payment under clause (x) hereof shall be made as soon as administratively feasible following the Date of Termination and the execution of a valid Release, but in no event more than 45 days following the execution of such Release.

               (vii)   No Mitigation. Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise.

               (viii)   Excise Tax. In the event that Employee becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Employee (including, without limiting the generality of the foregoing, by reason of the exercise of any stock options or the receipt of any shares of stock of the Company), which in the absence of this Section 8(d)(ii)(J), would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to Employee under this Agreement shall be reduced to the largest amount or greatest right (for example, by deferring the vesting date of Employee’s options) such that none of the amounts payable to Employee under this Agreement and any other payments or benefits received or to be received by Employee as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) (collectively, a “Control Change”) or the termination of Employment (including a Constructive Termination, and whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Control Change or any person having such a relationship with the Company or such person as to require attribution of stock ownership between the parties under Section 318(a) of the Code) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code. The Company shall cooperate in good faith with Employee in making such determination. In the event that the vesting date of any option is deferred hereunder, the term during which such option may be exercised shall be extended until the ninetieth (90th) day following the full vesting thereof.

     9.   Release. Employee acknowledges and agrees that the payments set forth in Section 8 of this Agreement constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of Employee’s employment. In order to receive any of the payments set forth above, prior to the payment of such amounts, Employee shall execute and agree to be bound by an agreement relating to the waiver and general release of any and all claims (other than claims for the compensation and benefits payable under Section 8 hereof) arising out of or relating to Employee’s employment and termination of employment (the “Release”), which Release shall be in substantially the form annexed hereto as Exhibit B (with such changes as counsel to the Company may reasonably require as a result of changes in law after the date hereof).

     10.   Confidential Information.

          a)   Employee covenants and agrees that he will not at any time, either during the Term or thereafter, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by Employee, (y) becomes available to the Employee on a non-confidential basis from a source other than the Company or (z) was available to Employee on a non-confidential basis prior to its disclosure to Employee by the Company. It is specifically understood and agreed by Employee that any Confidential Information received by Employee during his Employment by the Company is deemed Confidential Information for purposes of this Agreement. In the event Employee’s Employment is terminated hereunder for any reason, he immediately shall return to the Company all tangible Confidential Information in his possession.

          b)   Employee and the Company agree that this covenant regarding Confidential Information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Employee agrees that any breach of the covenant contained in this Section 10 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 10.

     11.   Non-Competition; Non-Solicitation.

          a)   Employee agrees that during the Non-Competition Period (as defined in Section 11(d) below), without the prior written consent of the Company: (i) he shall not be a principal, manager, agent, consultant, officer, director or employee of, or, directly or indirectly, own more than 1% percent of any class or series of equity securities in, any partnership, corporation or other entity, which, now or at such time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the Business of the Company (a “Competing Entity”); and (ii) he shall not, on behalf of any Competing Entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company. As used in this Agreement, the term “Business” means the purchase, collection and management of portfolios of defaulted consumer receivables, but shall not include such collection and management activities to the extent they are incidental to a business primarily engaged in loan origination or servicing. Notwithstanding the foregoing, an entity will not be deemed to be a Competing Entity, and Employee will not be deemed to be engaged in the Business, if (i) Employee is employed by an entity that is engaged in any meaningful way in one or more businesses other than the Business (the “Non-Competing Businesses”), (ii) such entity’s relationship with Employee relates solely to the Non-Competing Businesses, and (iii) if requested by the Company, such entity and Employee shall provide the Company with reasonable assurances that Employee will have no direct or indirect involvement in the Business on behalf of such entity.

          b)   During the Non-Competition Period and for one year thereafter (two years after the Term), Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, (i) solicit the customers or suppliers of the Company to terminate their relationship with the Company (or to modify such relationship in a manner that is adverse to the interests of the Company) or (ii) hire or solicit the employment of any employee who has been employed by the Company at the time of Employee’s termination or at any time during the six months immediately preceding such date of hiring or solicitation. This provision does not prohibit the solicitation of employees by means of a general advertisement.

          c)   Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 11.

          d)   The provisions of this Section 11 shall extend for the Term and survive the termination of this Agreement for one year from the date of such termination (herein referred to as the “Non-Competition Period”).

          e)   The provisions of this Section 11 shall terminate if this Agreement is terminated by the Company other than for Cause, or in the event of a Constructive Termination of this Agreement or if the Company defaults on any of its payment obligations set forth in this Agreement, which payment default is not cured within fifteen (15) days after notice.

     12.   Limitation of Liability and Indemnity. The limitation of liability and indemnity provisions of Section 8.1 of the Amended and Restated ByLaws of the Company and Article 9 of the Amended and Restated Certificate of Incorporation of the Company are a contractual benefit to Employee and are a material consideration for Employee’s employment.

     13.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five days after the date of deposit in the United States mails, as follows (or to another address specified in writing by the recipient prior to the sending of such notice or communication):

If to the Company, to:	Portfolio Recovery Associates, Inc. 120 Corporate Boulevard Norfolk, Virginia 23502 Attn: General Counsel Fax:

If to Employee, to:	Mr. Kevin P. Stevenson 2364 Kerr Dr Virginia Beach, Virginia 23454 Fax:

     14.   Entire Agreement. This Agreement and the Option Agreement contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters. In case of any conflict between the provisions hereof and the Option Agreement, the provisions of this Agreement shall be controlling.

     15.   Successors; Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon Employee. “Successors and assigns” shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or Common Stock of the Company, provided that, should the Company assign or transfer this Agreement, the Company will require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or transfer had taken place.

     16.   No Assignment. Except as contemplated by Section 15 above, this Agreement shall not be assignable or otherwise transferable by either party.

     17.   Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

     18.   Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of the Company (other than Employee). Except as otherwise specifically provided in this

Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     19.   Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party’s rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys’ fees and disbursements.

     20.   Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

     21.   Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

     22.   Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

     23.   Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

PORTFOLIO RECOVERY ASSOCIATES, INC.

By:	/s/ Judith S. Scott Name: Judith S. Scott Position: Secretary

By:	/s/ Kevin P. Stevenson
Kevin P. Stevenson

PORTFOLIO RECOVERY ASSOCIATES, INC.

STOCK OPTION AGREEMENT

     Portfolio Recovery Associates, Inc., a Delaware corporation (the “Company”), has duly adopted the 2002 Stock Option Plan (the “Plan”), the terms of which are hereby incorporated by reference. In the case of any conflict between the provisions hereof and those of the Plan, the provisions of this Agreement shall be controlling. A copy of the Plan is available upon request by the Optionee to the Secretary of the Company.

     In accordance with Section 6 of the Plan, a committee of the Board of Directors (the “Board”) of the Company designated by the Board to administer the Plan (the “Committee”) adopted a resolution granting you (the “Optionee”) a stock option (the “Option”) under the Plan to purchase the number of shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), specified below, for the exercise price specified below and on the terms and subject to the conditions set forth in this Agreement and in the Plan.

     This page is the first page of this Agreement, which describes in detail your rights with respect to the Option granted to you hereby and constitutes a legal agreement between you and the Company.

Name of Optionee:	Kevin P. Stevenson

Address of Optionee:
Date of Grant:	November 7, 2002

Option Exercise Price:	(subject to Paragraph 4): *$ 13.00

Number of Shares Subject to Option:	105,000

Type of Option:	Non-qualified Stock Option	[X]

     IN WITNESS WHEREOF, the parties have witnessed this Agreement to be duly executed and delivered as of the Date of Grant specified above.

OPTIONEE	PORTFOLIO RECOVERY ASSOCIATES, INC.
By:	By:

Judith Scott General Counsel and Secretary

     1. (a) Unless the Option is previously terminated pursuant to the Plan or this Agreement and subject to the terms of any other agreement between the Optionee and the Company (including, without limitation, any employment or other agreement which may provide for, among other things, an accelerated vesting schedule), the Option shall be exercisable in five (5) equal installments on the first five (5) anniversaries of the Date of Grant. In no event shall any Shares be purchasable under this Agreement after the seventh (7th) anniversary after the Date of Grant (the “Expiration Date”). Except as provided in subparagraph (b) hereof, the Option shall cease to be exercisable ninety (90) days after the date the Optionee terminates services as an employee or consultant of the Company or any Affiliate of the Company for reasons other than Cause and immediately upon the termination of the Optionee for Cause, and all rights of the Optionee hereunder shall thereupon terminate.

         (b) If the Optionee ceases to be an employee of the Company or any Affiliate of the Company and this cessation is due to retirement (as defined by the Committee in its sole discretion), or to mental or physical disability (as defined in each case by the Committee in its sole discretion) or to death, the Option shall be exercisable as provided in this subparagraph. The Optionee or, in the event of his mental or physical disability, if permissible under applicable law with respect to any option that is not an incentive stock option (an “ISO”) under Section 422 of the Internal Revenue Code, as amended (the “Code”), his duly appointed guardian or legal representative or, in the event of his death, his executor or administrator shall have the privilege of exercising the unexercised portion of the Option which the Optionee could have exercised on the day on which he ceased to be an employee of the Company or any Affiliate of the Company; provided, however, that such exercise must be in accordance with the terms of this Agreement and within (i) six (6) months after the date on which the Optionee’s employment is terminated by reason of the Optionee’s retirement or mental or physical disability or (ii)(A) twelve (12) months after the date on which the Optionee’s employment is terminated by reason of the Optionee’s death or (B) six (6) months after the date on which the Optionee’s employment is terminated by reason of the Optionee’s death if such death occurs during the six (6) month period following the termination of the Optionee’s employment by reason of retirement or mental or physical disability, as the case may be. In no event, however, shall the Optionee, his duly appointed guardian or legal representative, or his executor or administrator, as the case may be, exercise the Option after the Expiration Date. For all purposes of this Agreement, an approved leave of absence shall not constitute an interruption or cessation of the Optionee’s service as an employee of the Company or any Affiliate of the Company.

     2. Nothing contained herein shall be construed to confer on the Optionee any right to be retained in the employ of the Company or any Affiliate of the Company or to derogate from any right of the Company or any Affiliate thereof to dismiss the Optionee from employment, free from any liability, or any claim under this Agreement or the Plan, unless otherwise expressly provided in the Plan or in this Agreement.

     3. Subject to Section 422 of the Code, no Option and no right under any such Option shall be assignable, alienable, saleable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and such Option, and each right under any such Option, shall be exercisable during the Optionee’s lifetime only by the Optionee or, if permissible under applicable law, by the Optionee’s guardian or legal representative. However, the Committee may, in its discretion, provide that nonqualified stock options be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse) to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only parties. In addition, the Optionee may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Optionee, and to receive any distribution with respect to any Option upon the death of the Optionee. No Option, and no right under any such Option, may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate of the Company.

     4. (a) In the event that the Committee shall determine that the outstanding shares of Common Stock are affected by any (i) subdivision or consolidation of shares, (ii) dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), (iii) recapitalization or other capital adjustment of the Company, or (iv) merger, consolidation or reorganization of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, adjust any or all of (x) the number and type of Shares which may be subject to Options, (y) the number and type of Shares subject to the unexercised portion of the Option, and (z) the grant, purchase, or exercise price with respect to any Option or, if deemed appropriate, make provision for a cash payment to the Optionee; provided, however, in each case, that (i) with respect to ISOs no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422 of the Code or any successor provision thereto; (ii) each such adjustment shall be made in such manner as not to constitute a cancellation and reissuance of a nonqualified stock option for purposes of Section 162(m) of the Code, or the regulations promulgated thereunder, to the extent that such reissuance would result in the grant of such Options in excess of the maximum permitted to be granted to the Optionee in any fiscal year; and (iii) the number of Shares subject to any Option denominated in Shares shall always be a whole number. In computing any adjustment under this paragraph, any fractional share shall be eliminated.

         (b) In addition to the rights set forth in clause (a), in the event of a transaction described in clause (a)(iv) above, the Committee may, in its sole discretion, take any one or more of the following actions, as to outstanding Options: (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation or entity (or to the extent the Company’s stockholders receive capital stock of an affiliate thereof in the transaction, by such affiliate), provided, however, that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the Optionee, provide that (A) all exercisable but unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised by the Optionee (after giving effect to the full vesting thereof upon consummation of such transaction, if applicable) within a specified period following the date of such notice and prior to the consummation of such event or transaction (which period shall not be less than fifteen (15) days) and (B) all unexercisable Options will terminate upon consummation of such event or transaction, (iii) in the event of a merger or consolidation under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger or consolidation (the “Merger Price”), make or provide for a cash payment to the Optionee equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options, in exchange for the termination of such Options, or (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event or transaction and shall cease to be exercisable at any time after such event or transaction. Any exercise of the Option in contemplation of a transaction described in clause (a)(iv) above may be conditioned upon and subject to the consummation thereof, in which case, any such exercise shall be deemed to have occurred immediately prior to such transaction and any resulting termination of the Option.

     5. The Option shall be exercised when written notice of such exercise, signed by the person entitled to exercise the Option, has been delivered or transmitted by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five days after the date of deposit in the United States mails, to the Secretary of the Company at its principal office. Said written notice shall specify the number of Shares purchasable under the Option which such person then wishes to purchase and shall be accompanied by such documentation, if any, as may be required by the Company as provided in Paragraph 8 below and be accompanied by payment of the aggregate Option price. Such payment of the aggregate Option price shall be, without limitation, in the form of (i) cash, shares, outstanding Options or other consideration, or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Option or portion thereof being exercised or (ii) a broker-assisted cashless exercise program established by the Committee, if then applicable to the Optionee. Delivery of said notice and such documentation shall constitute an irrevocable election to purchase the Shares specified in said notice and the date on which the Company receives said notice and documentation shall, subject to the provisions of Paragraph 7 and 8, be the date as of which the Shares so purchased shall be deemed to have been issued. The person entitled to exercise the Option shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of such payment, notice and documentation.

     6. If the Company shall become obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Option, including, without limitation, any federal, state, local or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax (the “Withholding Liability”), then the Optionee shall, on the date of exercise and as a condition to the issuance of the Shares subject to the Option, pay the Withholding Liability to the Company. Payment shall be by check payable to the Company; provided, however, that, with the consent of the Committee, payment may instead be made by delivery to the Company of a certificate or certificates representing Shares duly endorsed or accompanied by a duly executed stock power(s), which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such Shares to be valued on the basis of the Fair Market Value thereof on the date of such payment); provided further, however, that the Company is not then prohibited from purchasing or acquiring such Shares. In addition to the foregoing methods of payment, the Optionee may request in writing that the Company withhold all or a portion of the Withholding Liability from any compensation or other amounts otherwise then due and payable to the

Optionee, in which case the withholding and payment of any such amount by the Company to the relevant taxing authority shall constitute full satisfaction of the Company’s obligation to pay such compensation or other amounts to Optionee.

     7. Anything in this Agreement to the contrary notwithstanding, in no event may the Option be exercisable if the Company shall, at any time and in its sole discretion, determine that (i) the listing, registration or qualification of any Shares otherwise deliverable upon such exercise, upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any governmental or regulatory body is necessary or desirable in connection with such exercise. In such event, such exercise shall be held in abeyance and shall not be effective unless and until such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Company. Pending effectiveness, the Company shall return the exercise price to the Optionee, and so long as such exercise shall be held in abeyance, the Option shall remain exercisable subject to this Section notwithstanding any termination or expiration thereof that might otherwise occur under the Option.

     8. The Committee may require as a condition to the right to exercise the Option hereunder that the Company receive from the person exercising the Option representations, warranties and agreements, at the time of any such exercise, to the effect that the Shares are being purchased without any present intention to sell or otherwise distribute such Shares in violation of applicable federal securities laws and that the Shares will not be disposed of in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

     9. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Option or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other restrictions of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     10. The Company makes no representations or warranties as to the income, estate or other tax consequences to the Optionee of the grant or exercise of the Option or the sale or other disposition of the Shares acquired pursuant to the exercise thereof.

     11. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware and applicable federal law. Subject to subparagraph 1(b) and 3(a) hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be.